Exhibit (a)(1)(K)

Raytheon Company Public Relations 870 Winter Street Waltham, MA 02451 www.raytheon.com
News release

Media Contact:	Investor Relations Contact:
Jon Kasle	Todd Ernst
781.522.5110	781.522.5141

Raytheon Company Completes Acquisition of

Applied Signal Technology, Inc.

WALTHAM, Mass., (Jan. 31, 2011) – Raytheon Company (NYSE: RTN) today announced the completion of its tender offer, through its wholly owned subsidiary RN Acquisition Company, for all outstanding shares of Applied Signal Technology, Inc. (NASDAQ: APSG). The tender offer expired at 12:00 midnight, Eastern Time, on Friday, January 28, 2011. Based on information provided by BNY Mellon Shareowner Services, the depositary for the tender offer, approximately 12,413,103 shares, representing approximately 87.8% of AST’s outstanding shares, were validly tendered and not withdrawn in the offer (including shares tendered by notice of guaranteed delivery). All such shares have been accepted for payment in accordance with the terms of the tender offer. Raytheon does not intend to offer a subsequent offering period in connection with the offer.

Raytheon intends to exercise its “top-up” option and thereafter will own sufficient common stock of AST necessary to effect a “short-form” merger under California law, after which AST will become a wholly-owned subsidiary of Raytheon, without the need for a meeting of AST shareholders. In connection with the short-form merger, each outstanding share of AST common stock will be converted into the right to receive $38.00 in cash, without interest and less any applicable withholding taxes, the same price per share paid in the tender offer. Raytheon intends to complete such merger promptly and upon the completion of such merger AST’s shares will cease to be traded on the NASDAQ Global Select Market.

Following the acquisition, AST will be integrated into Raytheon’s Space and Airborne Systems (SAS) business and will be renamed Raytheon Applied Signal Technology, Inc.

Raytheon Company (NYSE: RTN), with 2010 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 89 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 72,000 people worldwide.

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Raytheon Forward-Looking Statements

This release contains forward-looking statements, including information regarding Raytheon’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only Raytheon’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. Raytheon’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: Raytheon’s dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than Raytheon’s assumptions; the risk of cost overruns, particularly for Raytheon’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in Raytheon’s financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security threats and other disruptions; and other factors as may be detailed from time to time in Raytheon’s public announcements and Securities and Exchange Commission filings. Raytheon undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date.